VAM INSTITUTIONAL FUNDS, INC.

                              PLAN OF DISTRIBUTION

         This Plan of Distribution (the "Plan") is adopted pursuant to Rule 12b-1 (the "Rule") under the Investment Company Act of 1940 (as amended, the "1940 Act") by VAM Institutional Funds, Inc., a Minnesota corporation (the "Company"), for and on behalf of Class A, Class B and Class C (each class is referred to hereinafter as a "Class") of its series Segall Bryant & Hamill Growth and Income Fund (the "Fund").

         1. Compensation. Class A of the Fund is obligated to pay the principal underwriter of the Fund's shares (the "Underwriter") a total fee in connection with the servicing of shareholder accounts of such Class and in connection with distribution-related services provided in respect of such Class, calculated and payable quarterly, at the annual rate of .25% of the value of the average daily net assets of such Class. All or any portion of such total fee may be payable as a Shareholder Servicing Fee, and all or any portion of such total fee may be payable as a Distribution Fee, as determined from time to time by the Company's Board of Directors. Until further action by the Board of Directors, all of such fee shall be designated and payable as a Shareholder Servicing Fee.

         Class B of the Fund is obligated to pay the Underwriter a total fee in connection with the servicing of shareholder accounts of such Class and in connection with distribution-related services provided in respect of such Class, calculated and payable quarterly, at the annual rate of 1.00% of the value of the average daily net assets of such Class. All or any portion of such total fee may be payable as a Shareholder Servicing Fee, and all or any portion of such total fee may be payable as a Distribution Fee, as determined from time to time by the Company's Board of Directors. Until further action by the Board of Directors, a portion of such total fee equal to .25% per annum of Class B's average net assets shall be designated and payable as a Shareholder Servicing Fee and the remainder of such fee shall be designated as a Distribution Fee.

         Class C of the Fund is obligated to pay the Underwriter a total fee in connection with the servicing of shareholder accounts of such Class and in connection with distribution-related services provided in respect of such Class, calculated and payable quarterly, at the annual rate of 1.00% of the value of the average daily net assets of such Class. All or any portion of such total fee may be payable as a Shareholder Servicing Fee, and all or any portion of such total fee may be payable as a Distribution Fee, as determined from time to time by the Company's Board of Directors. Until further action by the Board of Directors, a portion of such total fee equal to .25% per annum of Class C's average net assets shall be designated and payable as a Shareholder Servicing Fee and the remainder of such fee shall be designated as a Distribution Fee.

         2. Expenses Covered by the Plan.

         (a) The Shareholder Servicing Fee may be used by the Underwriter to provide compensation for ongoing servicing and/or maintenance of shareholder accounts. Compensation may be paid by the Underwriter to persons, including employees of the Underwriter, and institutions who respond to inquiries of Fund shareholders regarding their ownership of shares or their accounts with the Company or who provide other administrative services not otherwise required to be provided by the Company's investment adviser, transfer agent or other agent of the Company.

         (b) The Distribution Fee may be used by the Underwriter to provide initial and ongoing sales compensation to its investment executives and to other broker-dealers in respect of sales of Fund shares and to pay for other advertising and promotional expenses in connection with the distribution of Fund shares. These advertising and promotional expenses include, by way of example but not by way of limitation, costs of printing and mailing prospectuses, statements of additional information and shareholder reports to prospective investors; preparation and distribution of sales literature; advertising of any type; an allocation of overhead and other expenses of the Underwriter related to the distribution of Fund shares; and payments to, and expenses of, officers, employees or representatives of the Underwriter, of other broker-dealers, banks or other financial institutions, and of any other persons who provide support services in connection with the distribution of Fund shares, including travel, entertainment, and telephone expenses.

         (c) Payments under the Plan are not tied exclusively to the expenses for shareholder servicing and distribution related activities actually incurred by the Underwriter, so that such payments may exceed expenses actually incurred by the Underwriter. The Company's Board of Directors will evaluate the appropriateness of the Plan and its payment terms on a continuing basis and in doing so will consider all relevant factors, including expenses borne by the Underwriter and amounts it receives under the Plan.

         3. Additional Payments by Adviser and the Underwriter. The Company's investment adviser and the Underwriter may, at their option and in their sole discretion, make payments from their own resources to cover the costs of additional distribution and shareholder servicing activities.

         4. Approval by Directors. Neither the Plan nor any related agreements will take effect until approved by a majority vote of both (a) the full Board of Directors of the Company and (b) those Directors who are not interested persons of the Company and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to it (the "Independent Directors"), cast in person at a meeting called for the purpose of voting on the Plan and the related agreements.

         5. Continuance of the Plan. The Plan will continue in effect from year to year so long as its continuance is specifically approved annually by vote of the Company's Board of Directors in the manner described in Section 4 above.

         6. Termination. The Plan may be terminated at any time with respect to any Class, without penalty, by vote of a majority of the Independent Directors or by a vote of a majority of the outstanding voting securities of such Class.

         7. Amendments. The Plan may not be amended with respect to any Class to increase materially the amount of the fees payable pursuant to the Plan, as described in Section 1 above, unless the amendment is approved by a vote of at least a majority of the outstanding voting securities of that Class (and, if applicable, of any other affected Class or Classes), and all material amendments to the Plan must also be approved by the Company's Board of Directors in the manner described in Section 4 above.

         8. Selection of Certain Directors. While the Plan is in effect, the selection and nomination of the Company's Directors who are not interested persons of the Company will be committed to the discretion of the Directors then in office who are not interested persons of the Company.

         9. Written Reports. In each year during which the Plan remains in effect, the Underwriter and any person authorized to direct the disposition of monies paid or payable by the Company pursuant to the Plan or any related agreement will prepare and furnish to the Company's Board of Directors, and the Board will review, at least quarterly, written reports, complying with the requirements of the Rule, which set out the amounts expended under the Plan, on a Class by Class basis if applicable, and the purposes for which those expenditures were made.

         10. Preservation of Materials. The Company will preserve copies of the Plan, any agreement relating to the Plan and any report made pursuant to Section 9 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.

         11. Meaning of Certain Terms. As used in the Plan, the terms "interested person" and "majority of the outstanding voting securities" will be deemed to have the same meaning that those terms have under the 1940 Act and the rules and regulations under the 1940 Act, subject to any exemption that may be granted to the Company under the 1940 Act by the Securities and Exchange Commission.


EFFECTIVE DATE: APRIL 30, 1997